Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-203206) of Akebia Therapeutics, Inc.,
(2)

Registration Statement (Form S-8 No. 333-196748) pertaining to the Amended and Restated 2008 Equity Incentive Plan, the 2014 Incentive Plan, and the 2014 Employee Stock Purchase Plan of Akebia Therapeutics, Inc., and

(3)	Registration Statement (Form S-8 No. 333-209469) pertaining to the 2014 Incentive Plan and the 2014 Employee Stock Purchase Plan of Akebia Therapeutics, Inc.;

of our report dated March 14, 2016, with respect to the consolidated financial statements of Akebia Therapeutics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 14, 2016